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As filed with the Securities and Exchange Commission on October 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENERGY EAST CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	14-1798693 (I.R.S. Employer Identification No.)

P.O. Box 12904
Albany, New York 12212-2904
(518) 434-3049
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

ROBERT D. KUMP Vice President, Treasurer and Secretary Energy East Corporation P.O. Box 12904 Albany, New York 12212-2904 (518) 434-3049	TARAS G. BORKOWSKY, ESQ. Huber Lawrence & Abell 605 Third Avenue New York, New York 10158 (212) 682-6200

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock ($.01 Par Value)	3,000,000 Shares	$23.27	$69,810,000	$5,648

(1)
The number of shares of common stock registered herein is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee.

        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus which also relates to Registration Statement No. 033-54155, previously filed by Energy East Corporation on Form S-3. This registration statement also constitutes a post-effective amendment to Registration Statement No. 033-54155, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act of 1933.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement will then become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PART I

ENERGY EAST CORPORATION

PROSPECTUS SUPPLEMENT DATED                        , 2003
TO THE ENERGY EAST CORPORATION
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
PROSPECTUS DATED NOVEMBER 1, 2002

          This document constitutes a supplement to a prospectus dated November 1, 2002, relating to the Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Energy East Corporation (the "Company").

          1.     The "Available Information" section of the Prospectus is amended by deleting the reference to the SEC's Midwest Regional Office.

          2.     The "Incorporation By Reference" section of the Prospectus is amended by adding the following documents to the list of documents which are "incorporated by reference" into the prospectus:

    •
    Our Annual Report on Form 10-K for the year ended December 31, 2002.

    •
    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

    •
    Our Current Reports on Form 8-K dated March 5, 2003 and April 29, 2003.

          3.     The "Experts" section of the Prospectus is hereby amended to read as follows:

          The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          4.     The "Legal Opinion" section of the Prospectus is hereby amended to read as follows:

          The validity of the Common Stock issued hereby will be passed upon for us by Huber Lawrence & Abell. As of October 6, 2003, members of Huber Lawrence & Abell owned 6,525 shares of our Common Stock.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933.

Energy East Corporation

Dividend Reinvestment and Stock Purchase Plan

        The Dividend Reinvestment and Stock Purchase Plan ("Plan") of Energy East Corporation ("Energy East") provides holders of our Common Stock with a simple and convenient method of purchasing additional shares of Common Stock without the payment of brokerage commissions or service charges. In addition, non-shareholders who are residents of Connecticut, Maine, Massachusetts or New York State may enroll in the Plan by making an initial cash investment. This Prospectus reflects material amendments to the Plan, which are effective as of December 15, 2002. See "Recent Amendments to the Plan." No action is required if you wish to continue your participation in the Plan.

        Under the Plan, shares may be purchased at our option, (a) in the open market by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which will be acting as your agent, or (b) directly from us. You may elect one of the following options:

          (1)   Have your dividends automatically reinvested and make optional cash payments of up to $100,000 annually.

          (2)   Continue to receive your dividends on shares registered in your name but make optional cash payments of up to $100,000 annually.

        Registered shareholders may enroll in the Plan at any time by completing an Authorization Form and returning it to us. Dividend payments will be reinvested for registered shareholders only if the completed Authorization Form is received by us prior to the first business day of the month in which a dividend is payable. Dividend reinvestment for registered shareholders whose Authorization Forms are received after this date will begin on the next dividend payment date. Dividends will continue to be reinvested unless you notify us that you wish to withdraw. A non-shareholder, who is a resident of Connecticut, Maine, Massachusetts or New York State, may apply for enrollment in the Plan after being furnished a Plan Prospectus by completing and returning a Enrollment Form together with a check in an amount not less than $25 nor more than $100,000 made payable to "Energy East, Agent."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 1, 2002.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file annual, quarterly and current reports. You may read and copy this information at the SEC's public reference rooms at:

Public Reference Room	Midwest Regional Office
Room 1024	Citicorp Center
Judiciary Plaza	Suite 1400
450 Fifth Street, N.W.	500 West Madison Street
Washington, DC 20549	Chicago, IL 60661-2511

        You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website that the SEC maintains at http://www.sec.gov.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "EAS." You may read and copy our SEC reports at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

        The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. The information filed with the SEC in the future will automatically update and supersede this information.

        We incorporated by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities being offered under this prospectus or any prospectus supplement are sold:

  •
  Our Annual Report on Form 10-K for the year December 31, 2001.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, and June 30, 2002.

  •
  Our Current Reports on Form 8-K dated January 10, 2002, January 15, 2002, June 28, 2002, August 7, 2002 and October 24, 2002.

        Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit into this prospectus. You may obtain documents incorporated by reference in this prospectus by telephoning Shareholder Services at (800) 225-5643 or by writing us at the following address:

Energy East Corporation
P. O. Box 12904
Albany, New York 12212-2904
Attention: Secretary

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date of such documents. In this prospectus, references to "we," "us" and "our" refer to Energy East.

ENERGY EAST CORPORATION

        We are a public utility holding company organized under the laws of the State of New York in 1997 and became the parent of New York State Electric & Gas Corporation in May 1998. We are a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine and New Hampshire and offices in New York and Maine. On February 8, 2000, we completed our merger with Connecticut Energy Corporation, which is a holding company primarily engaged in the retail distribution of natural gas in Connecticut through its wholly-owned subsidiary, The Southern Connecticut Gas Company. On September 1, 2000, we completed our mergers with CMP Group, Inc., CTG Resources, Inc., and Berkshire Energy Resources. CMP Group is a holding company and its principal operating subsidiary, Central Maine Power Company, is primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine. CTG Resources, also a holding company, is the parent company of Connecticut Natural Gas Corporation, a regulated natural gas distribution company in Connecticut. Berkshire Energy Resources is a holding company and the parent company of The Berkshire Gas Company, a regulated natural gas distribution company that operates in western Massachusetts. On June 28, 2002, we completed our merger with RGS Energy Group, Inc. RGS Energy is a holding company and the parent company of Rochester Gas and Electric Corporation, a public utility company primarily engaged in generating, purchasing and delivering electricity and purchasing and delivering natural gas in upstate New York.

        Our principal energy delivery business is transmitting and distributing electricity in upstate New York and Maine and transporting, storing and distributing natural gas in upstate New York, Connecticut, Maine and Massachusetts. We have approximately 1.8 million electricity customers and 1 million natural gas customers. Our service territories reflect diversified economies, including high-tech firms, light industry, pulp and paper industry, shipbuilding, colleges and universities, agriculture, fishing and recreational facilities. No customer accounts for 5% or more of either electric or natural gas revenues.

        Our address is P. O. Box 12904, Albany, New York 12212-2904 and our telephone number is (518) 434-3049.

RECENT AMENDMENTS TO THE PLAN

        We have amended the Plan, effective as of December 15, 2002, as follows:

          (1)   to allow non-shareholders who are residents of Connecticut, Maine, Massachusetts or New York State to enroll in the Plan by making an initial cash investment to purchase our common stock under the terms of the Plan; and

          (2)   to provide that your shares will be sold at least once each week, in each five day business week, and as practicable in a shortened business week, in accordance with the provisions of the Plan. (See Question 21.)

        Other than the above, there have been no other material amendments to the Plan since the Prospectus Supplement dated May 1, 1998.

DESCRIPTION OF THE PLAN

        The following are the terms and conditions of the Plan set forth for your convenience in a question and answer form.

Purpose

1.    What is the purpose of the Plan?

        The Plan offers registered shareholders, and non-shareholders who are residents of Connecticut, Maine, Massachusetts or New York State, a simple and convenient method of purchasing shares of our Common Stock ($.01 Par Value) ("Additional Common Stock") without payment of brokerage commissions or service charges. If such Additional Common Stock is purchased from us, the Plan will provide additional funds for general corporate purposes.

Advantages

2.    What are the advantages of the Plan?

        You may (a) have dividends on your Common Stock automatically reinvested in Additional Common Stock and make optional cash payments of up to $100,000 annually or (b) continue to receive dividends on shares registered in your name and invest by making optional cash payments of up to $100,000 annually. Non-shareholders who are residents of Connecticut, Maine, Massachusetts or New York State may enroll in the Plan by making an initial cash investment of at least $25 to purchase Common Stock under the terms of the Plan. You may also have an agent designated by us sell any or all full shares credited to your account under the Plan. (See Questions 21 through 26.)

        Full investment of funds is possible because the Plan permits fractional shares, as well as full shares, to be credited to your account. Dividends on fractions, as well as full shares, will be credited to your account.

        You may elect to transfer shares of Common Stock registered in your name to your Plan account for safekeeping. Shares of Common Stock held by the Plan for safekeeping are protected against loss, theft and inadvertent destruction. Such shares may be withdrawn or sold at any time in accordance with the procedures described below. (See Questions 18 through 26.)

        You are provided with regular quarterly statements of account for your record keeping. In addition, if you make an optional cash payment in a month other than a month in which a dividend is paid, a statement of account will be provided as soon as possible after the shares are purchased for that month.

        No broker's fee, commission or service charge is paid by you in connection with purchases under the Plan. All expenses incurred by the Plan in connection with the sale of full shares for you, including brokerage commissions, are paid by you. However, such brokerage commissions may be less than commissions paid by individual investors because all sales transactions are aggregated, thus allowing the Plan to take advantage of lower brokerage costs than might otherwise be available to individual investors.

Administration

3.    Who administers the Plan on your behalf?

        We administer the Plan, keep records, send statements of account and perform other duties related to the Plan. Shares of Additional Common Stock purchased under the Plan are registered in our name, as nominee for you.

        We have designated Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Agent") as agent for you for purchasing shares of Additional Common Stock for the Plan when these shares are purchased in the open market and for selling your full shares credited to your account or deposited for safekeeping.

Participation

4.    Who can participate?

        All registered shareholders of the Company's Common Stock can participate in the Plan. Non-shareholders who are residents of Connecticut, Maine, Massachusetts or New York State can also participate in the Plan.

5.    How does a registered shareholder of Common Stock join the Plan?

        A registered shareholder may join the Plan by completing an Authorization Form and returning it to us. An Authorization Form may be obtained at any time by written request mailed to Energy East Corporation, Attention: Shareholder Services, P.O. Box 3200, Ithaca, New York 14852-3200 or by calling our toll-free telephone number, 1-800-225-5643. However, owners of Common Stock whose shares are registered in someone else's name (such as in the names of brokers and bank nominees) must first become registered shareholders by having at least one share transferred to them.

        The Authorization Form allows you to decide the extent to which you want to participate in the Plan. If the "Dividend Reinvestment and Stock Purchase Plan" box on the Authorization Form is marked, we will apply all your dividends on the shares registered in your name, as well as on shares credited to your account under the Plan, to the purchase of Common Stock. If the "Optional Cash Payments Only" box on the Authorization Form is marked, we will continue to pay dividends to you on shares registered in your name in the usual manner but will apply both the optional cash payments received and the dividends on shares credited to your Plan account to the purchase of Common Stock under the Plan.

6.    How does a non-shareholder who is a resident of Connecticut, Maine, Massachusetts or New York State join the Plan?

        After being furnished with the Plan Prospectus and an Enrollment Form (see Question 36), a Connecticut, Maine, Massachusetts, or New York State resident may apply for enrollment in the Plan by completing and returning the Enrollment Form to Shareholder Services, together with a check in an amount not less than $25 or more than $100,000, made payable to "Energy East, Agent."

        The Enrollment Form requires non-shareholders to provide verification that their primary residence is in Connecticut, Maine, Massachusetts or New York State. It also allows non-shareholders to decide the amount of the initial investment, which will be used to purchase full and fractional shares of our Common Stock. All cash dividends credited to Plan accounts will be fully reinvested.

7.    When may a registered shareholder or a non-shareholder resident of Connecticut, Maine, Massachusetts or New York State join the Plan?

        You may join the Plan at any time. However, the registered shareholder's Authorization Form must be received by us prior to the first business day of the month in which a dividend is payable if reinvestment of dividends is to begin with that dividend payment. Shareholders electing to make optional cash payments and non-shareholders applying for enrollment should review Question 16 to determine when the Authorization Form for registered shareholders or the Enrollment Form for Connecticut, Maine, Massachusetts or New York State residents, as the case may be, must be received by us in order to receive specific quarterly dividends on the shares of Common Stock purchased with the investment.

        We have paid consecutive quarterly dividends since the Common Stock was first issued to the public in 1949. WHILE WE INTEND TO CONTINUE TO PAY QUARTERLY DIVIDENDS ON THE COMMON STOCK ON THE FIFTEENTH DAY OF FEBRUARY, MAY, AUGUST, AND NOVEMBER, THERE CAN BE NO ASSURANCE OF FUTURE DIVIDENDS SINCE THEY ARE DEPENDENT ON OUR FUTURE EARNINGS, OUR FINANCIAL REQUIREMENTS, APPLICABLE GOVERNMENTAL REGULATIONS AND OTHER FACTORS.

8.    In what name will the account be maintained?

        The Plan account for a registered shareholder who enrolls will be maintained in the name(s) as shown on our shareholder records at the time of enrollment. The Plan account for a non-shareholder resident of Connecticut, Maine, Massachusetts or New York State will be maintained in the names indicated on the Enrollment Form.

Purchases

9.    General

        We have full discretion as to whether Additional Common Stock purchased under the Plan will be purchased in the open market by the Agent or purchased directly from us, subject to limitations imposed on us by federal securities laws.

        THE PLAN DOES NOT ALLOW YOU TO SPECIFY THE NUMBER OF SHARES TO BE PURCHASED WITH YOUR REINVESTED DIVIDENDS OR OPTIONAL CASH PAYMENTS NOR DOES IT ALLOW NON-SHAREHOLDERS TO SPECIFY THE NUMBER OF SHARES TO BE PURCHASED WITH THEIR INITIAL CASH INVESTMENTS.

10.    How many shares of Additional Common Stock will be purchased for you?

        The number of shares to be purchased depends on the amount to be invested and the market price of the Common Stock. (See Question 11.) Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amounts to be invested divided by the price of the shares of Additional Common Stock determined in accordance with Question 11. If the shares are purchased in the open market, the crediting of your account will take place on the allocation date which means the date on which all purchases have been completed with respect to a particular dividend payment date or investment date for optional cash payments. Your statement of account will specify each allocation date for shares of Additional Common Stock purchased for your account in the open market.

11.    What will be the price of Additional Common Stock purchased under the Plan?

        A. If Additional Common Stock is purchased in the open market—

        The purchase price per share of Additional Common Stock purchased with reinvested dividends, optional cash payments, or initial cash investments will equal the weighted average of the actual purchase prices at which such shares are acquired with reinvested dividends, optional cash payments, or initial cash investments. The price will not include any expenses of the Plan, including brokerage fees, which will be paid by us.

        B. If Additional Common Stock is purchased directly from us—

        The price of the Additional Common Stock purchased for you with reinvested dividends will be 100% of the average of the highest and lowest sale prices of our Common Stock on the New York Stock Exchange on the dividend payment date, or, if the Common Stock is not traded on the New York Stock Exchange on such date, on the preceding day on which such stock was traded on that Exchange. Additional Common Stock purchased with optional cash payments and initial cash investments will be purchased at 100% of the average of the highest and lowest sale prices of our Common Stock on the New York Stock Exchange on the first day of each month, or, if the Common Stock is not traded on the New York Stock Exchange on such date, on the next day on which such stock was traded on that Exchange.

        No shares will be sold under the Plan at less than the par value of such shares.

12.    Who will purchase shares of Additional Common Stock in the open market for the Plan?

        The Agent will purchase shares of Additional Common Stock for you in the open market. The Agent may also act as the executing broker for such purchases.

        Subject to certain limitations, the Agent has full discretion as to all matters relating to the purchase of shares of Additional Common Stock, including determining the number of shares, if any, to be purchased on any day or at any time during that day, the purchase price paid for such shares, the market on which such purchases are made, and the persons (including other brokers and dealers) from or through whom such purchases are made; provided the Agent cannot purchase any shares of Additional Common Stock from us or any of our affiliates.

13.    When will dividends be reinvested?

        If Additional Common Stock is purchased directly from us, dividends will be reinvested on the dividend payment dates. Dividend payment dates ordinarily are the fifteenth day of February, May, August and November.

        If the Additional Common Stock is purchased in the open market, the Agent may begin purchasing shares of Additional Common Stock with reinvested dividends as early as five business days before each dividend payment date and will use its best efforts to cause all dividends received by it to be applied to the purchase of shares of Additional Common Stock by the end of the 30-day period following each dividend payment date, subject to any limitations imposed by federal securities laws. The timing of such purchases under the Plan is at the sole discretion of the Agent. With respect to a month in which a dividend is payable, because optional cash payments and initial cash investments are due on the first of the month, optional cash payments and initial cash investments will not be aggregated with reinvested dividends for the purpose of determining the total amounts of funds to be invested. (See Question 15.)

Cash Investment Option

14.    How are optional cash payments and initial cash investments made?

        The option to make cash payments is available to you each month. Optional cash payments must be at least $25 and cannot exceed $100,000 annually. If the "Dividend Reinvestment and Stock Purchase Plan" box on the Authorization Form is marked, an initial cash payment MAY be made when enrolling by sending us a payment with the Authorization Form. If the "Optional Cash Payment Only" box on the Authorization Form is marked or an Enrollment Form is completed, a payment MUST be made to establish the account at the time the Authorization Form or Enrollment Form is sent to us. Thereafter, cash payments may be made through the use of cash payment forms sent to you. Checks should be made payable to "Energy East, Agent." Cash payments included as part of a check for payment of electric or gas utility services cannot be accepted. The same amount of money need not be sent each month and there is no obligation to make further cash payments. If Additional Common Stock is purchased in the open market, we will transfer all optional cash payments received to the Agent.

15.    When will optional cash payments and initial cash investments be invested?

        The investment date for optional cash and initial cash investment payments is the first day of each month. Checks must be received by our Shareholder Services Department at Energy East Corporation, Attention: Shareholder Services, P.O. Box 3200, Ithaca, NY 14852-3200, on or before the investment date for which an optional cash investment or initial cash investment is desired. If Additional Common Stock is to be purchased in the open market, the Agent may begin purchasing shares of Additional Common Stock with optional cash payments and initial cash investments on the investment date for which such optional cash payments and initial cash investments qualify for investment and will use its best efforts to cause all optional cash payments and initial cash investments received by it to be applied to the purchase of shares of Additional Common Stock by the end of the 30-day period following the first day of each month, subject to any limitations imposed by federal securities laws. The timing of such purchases under the Plan is otherwise in the sole discretion of the Agent. SINCE NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS OR INITIAL CASH INVESTMENTS IT IS SUGGESTED THAT ANY OPTIONAL CASH PAYMENT OR INITIAL CASH INVESTMENT BE SENT SO AS TO BE RECEIVED SHORTLY BEFORE, BUT NOT LATER THAN, THE FIRST DAY OF EACH MONTH. If the first day of the month is a weekend or holiday, the deadline for the receipt of optional cash payments or initial cash investments will be the following business day. Optional cash payments and initial cash investments received after the first day of each month will be deposited by us into a non-interest bearing account until the first day of the following month unless you request that the cash payment be refunded prior to such date.

16.    When will dividends be paid on shares purchased with optional cash payments and initial cash investments?

        Based on our current dividend payment practice, shares purchased with optional cash payments and initial cash investments on the first day of February, March and April receive the May 15 dividend; shares purchased on the first day of May, June and July receive the August 15 dividend; shares purchased on the first day of August, September and October receive the November 15 dividend; and shares purchased on the first day of November, December and January receive the February 15 dividend as declared by the Board of Directors.

Transfer of Shares to the Plan for Safekeeping

17.    What does "safekeeping" of shares mean?

        You may elect to transfer certificated shares of Common Stock registered in your name to your Plan account for safekeeping. To participate in the safekeeping features of the Plan, your Common Stock certificates must be forwarded to, and registered in our name as nominee for you. Shares represented by such certificates will be credited to your account in the Plan. Dividends paid on all such shares of Common Stock must be reinvested.

        If you are interested in the safekeeping program, detailed instructions, along with appropriate forms, will be provided to you upon request. Such requests may be made by writing to the address, or using the toll-free telephone number, listed in Question 36.

        The method used to submit certificates for safekeeping is at your option and risk. If the certificates are mailed, insured registered mail is suggested for your protection. THE CERTIFICATES SHOULD NOT BE ENDORSED.

        Shares of Common Stock held by the Plan for safekeeping are protected against loss, theft and inadvertent destruction. Such shares may be withdrawn or sold at any time in accordance with the procedures described in Questions 18 through 26.

Certificates for Shares

18.    Do I receive share certificates for shares purchased under the Plan?

        Shares purchased under the Plan will be registered in our name, for your benefit in the Plan, until you terminate your account in the Plan or until you give the Company written instructions to deliver certificates for full shares credited to your Plan account. STANDING INSTRUCTIONS FOR WITHDRAWAL OR TRANSFER OF SHARES CREDITED TO YOUR PLAN ACCOUNT ARE NOT ACCEPTED. You may obtain a certificate registered in your name for any number of full shares credited to your Plan account and still remain in the Plan by submitting to us a written request bearing your signature. No fractional share certificates will be issued.

19.    May I transfer a portion of my Plan shares?

        If you wish to remain in the Plan but want to transfer any full number of shares credited to your Plan account you may do so by submitting to us a written request that all or part of your shares be issued in another name. This request must bear your signature, guaranteed by a commercial bank or member firm of any national securities exchange. Any transfer tax will be assessed to you when shares credited to your Plan account are transferred.

        Shares credited to your Plan account may not be pledged.

20.    How long does it take to receive a certificate?

        We will attempt to issue a certificate within three weeks after the receipt of a written request to deliver a certificate for full shares. If you are terminating your account in the Plan and are requesting a certificate for any full shares credited to your account you should allow additional time if the request is received during the period commencing five days prior to the dividend record date and ending on the dividend payment date. (See Questions 7 and 22.)

Sale of Full Shares

21.    How may I sell Common Stock credited to my Plan account?

        You may from time to time sell any or all full shares credited to your account without terminating your account in the Plan by notifying us, in writing, at Energy East Corporation, Attention: Shareholder Services, P.O. Box 3200, Ithaca, New York 14852-3200 of the number of shares you wish sold. Shares of Common Stock, for which stock certificates are held, other than those in the Plan, are not eligible for sale under the Plan.

        At the time of sale of full shares credited to your account your proceeds will be sent to you or you may request that the check for the sale of those shares be issued in the name of anyone other than yourself. This request must bear your signature, guaranteed by a commercial bank or member firm of any national securities exchange.

22.    Who will sell my Common Stock credited to my Plan accounts?

        The Agent will sell full shares of Common Stock credited to your Plan account in the open market. The Agent may act as the executing broker for such sales. Sales requests will be aggregated and your shares will be sold at least once each week, in each five day business week, and as practicable in a shorten business week, by the Agent on the open market, except during the ten day period which occurs prior to the record date for each of the Company's dividend payment dates, during which no sales will be processed. Based upon the Company's current dividend payment practice, the dividend record date occurs in January, April, July and October.

        Subject to certain limitations, the Agent has full discretion as to all matters relating to the sale of full shares of the Common Stock credited to your Plan account including determining the number of shares, if any, to be sold on any day or at any time during that day, the sales price for such shares, the market on which sales are made, and the persons (including other brokers and dealers) to or through whom such sales are to be made.

23.    What will be the price of the Common Stock sold?

        The sales price per share of Common Stock credited to your Plan account sold by the Agent will equal the weighted average of the actual sales price on the open market at which such shares are sold. The net amount per share received by you will be the amount of the per share sales price reduced by the per share amount of the brokerage commissions and other expenses incurred by the Plan in connection with the sale of your shares. Brokerage commissions may be less than commissions paid by individual investors. YOU CANNOT REQUEST, AND THE AGENT DOES NOT GUARANTEE, ANY SPECIFIC SALES PRICE. You will receive a check for the proceeds as soon as possible after the sale has been completed.

Termination of Your Accounts

24.    How do I terminate my account in the Plan?

        You may terminate your account in the Plan by notifying us, in writing, at Energy East Corporation, Attention: Shareholder Services, P.O. Box 3200, Ithaca, New York 14852-3200 that you wish to terminate your account. Such notice must state whether you want a stock certificate for the full shares credited to your Plan account, whether you want a stock certificate for part of the full shares credited to your Plan account and the remainder sold, or whether you want all shares credited to your Plan account sold.

        If you have requested a stock certificate for full shares, the fractional shares will be converted to cash based on the closing price of our Common Stock on the New York Stock Exchange on the day such request was received and will be remitted to you. If you have requested a stock certificate for part of your full shares and have requested the remainder be sold or have requested that all your shares be sold, fractional shares will be converted to cash based on the weighted average of the actual sales price on the open market at which your full shares are sold. We will return any uninvested cash submitted by you under the cash payment option.

        At the time of termination of your Plan account, you may request that all or part of your shares be issued in certificate form, or a check be issued, in the name of someone other than yourself. This request must bear your signature, guaranteed by a commercial bank or member firm of any national securities exchange. Any transfer tax will be assessed to you when shares credited to your Plan account are transferred.

        You may re-enroll in the Plan at any time.

25.    When may I terminate my account in the Plan?

        You may terminate your account in the Plan at any time. Written notice of your termination must be received by us (a) ten days prior to a dividend record date if any full shares are to be sold, or (b) five days prior to a dividend record date if a stock certificate for all full shares is to be issued, in order for that dividend to be withdrawn from participation in the Plan. (See Question 22.) Notice of termination received after those dates will not be applicable to that dividend, but will be applicable to the next following and succeeding dividends. All dividends paid after timely receipt of a written notice of termination will be sent directly to you at your address of record.

26.    What happens when I sell or transfer all shares registered in my name?

        If you dispose of all shares of Common Stock registered in your name, we will continue to reinvest dividends on the shares credited to your Plan account unless you directly notify us in writing to do otherwise.

Cost to Participants

27.    Are there any expenses to me if I participate in the Plan?

        We will pay all expenses of the Plan incurred in the connection with purchases under the Plan. However, if shares are purchased in the open market, your share of any brokerage commissions paid by us will be taxed as dividend income to you. (See Question 28.)

        You pay all expenses, including brokerage commissions, incurred in connection with the sale of full shares credited to your account under the Plan. (See Question 23.)

        In certain cases, charges may be incurred by you upon transfer of shares credited to your Plan account. (See Questions 19 and 24.) In addition, duplicate copies of statements or 1099's requested may be subject to a nominal fee.

Other information

28.    What are the federal income tax consequences of participation in the Plan?

        You will be treated for federal income tax purposes as receiving dividend income on each dividend payment date in the full amount of cash dividends then payable with respect to your participating shares even though such amount is not actually received by you in cash but is instead applied to the purchase of Additional Common Stock. Also, if Additional Common Stock is purchased in the open market, your share of any brokerage commissions paid by the Company will be taxed as dividend income to you.

        You will not have any taxable income for federal income purposes when you receive certificates for whole shares credited to your account under the Plan. However, you will realize gain or loss when whole shares acquired under the Plan are sold or otherwise disposed of by you and when and if you receive a cash payment for a fractional share credited to your account upon withdrawal from, or termination of, the Plan. The amount of any such gain or loss will equal the difference between the amount that you received for your shares or fractional share and your tax basis.

        The aggregate tax basis of shares acquired under the Plan will equal the sum of (i) the amount of the cash dividend reinvested or the amount of the optional cash payment, as the case may be, which was used to purchase the shares and (ii) the amount of any applicable brokerage commission. We believe you will be allowed to treat the shares as having a holding period beginning on the day following the date the shares acquired under Plan were credited to your account.

        If you are subject to backup withholding tax on dividends, or a foreign holder whose dividends are subject to United States income tax withholding, the amount of the tax withheld will be deducted from the amount of the dividends and only the reduced amount will be reinvested.

        The total amount to be reported as dividend income will be shown on your quarterly statement of account. This statement will also show your tax basis and the date the shares acquired under the Plan were credited to your account. The last statement of each calendar year should be retained for record purposes.

        Pursuant to federal income tax regulations, if you sell any shares you will be sent a Form 1099-B for each sale.

        YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM YOUR PARTICIPATION IN THE PLAN AND YOUR SUBSEQUENT DISPOSITION OF SHARES PURCHASED PURSUANT TO THE PLAN.

29.    What happens if we issue a stock dividend or declare a stock split?

        Any stock dividends or split shares distributed on shares credited to your Plan account will be added to your account. Stock dividends or split shares distributed on shares registered in your name will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

30.    If we sell additional shares of Common Stock through a rights offering, how will your entitlement be computed?

        In a rights offering, you will receive rights based upon the shares registered in your name, and whole shares credited to your account under the Plan.

31.    How will my shares be voted at meetings of shareholders?

        If shares registered in your name are voted by you on any matter submitted to a meeting of shareholders, the number of whole shares credited to your account under the Plan will be added to the number of shares registered in your name which are voted on such matter. If no shares are registered in your name, shares credited to your account under the Plan will be voted by proxy in accordance with your instructions given on a proxy form which will be furnished to you.

        If the proxy card or proxy form is not returned or if it is returned unsigned, none of your shares will be voted unless you vote in person. If the proxy card or proxy form is returned properly signed but no instructions are received, all of your whole shares, those registered in your name, if any, and those credited to your account under the Plan, will be voted in our discretion, subject to any limitations imposed by the federal securities laws or NYSE rules, the same as for nonparticipating shareholders who return proxies and do not provide instructions.

32.    What kind of reports will I receive?

        You will continue to receive annual reports, proxy materials, quarterly reports, and other information furnished by us to all shareholders and you will receive a Prospectus containing certain information regarding the Plan. You will also receive a fully detailed statement of your account shortly after each quarterly dividend payment date. If you make an optional cash payment or are a non-shareholder who is a Connecticut, Maine, Massachusetts or New York State resident making an initial cash investment in a month other than a month in which a dividend is paid you will receive a statement of your account shortly after the optional cash payment or initial cash investment date.

33.    May the Plan be changed or discontinued?

        We reserve the right to suspend, modify or terminate the Plan at any time. Any such suspension, modification or termination will be announced to all shareholders. Upon termination, a certificate will be issued to you for the full shares in your account. Any fractional share will be converted to cash based on the closing price of our Common Stock on the New York Stock Exchange on the termination date and remitted to you.

34.    Who interprets and regulates the Plan?

        We reserve the right to interpret and regulate the Plan as deemed desirable or necessary in connection with its operation.

35.    What are our responsibilities and those of the Agent under the Plan?

        In administering the Plan, neither we nor the Agent will be liable to you for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to receipt of notice in writing of your death. YOU SHOULD RECOGNIZE THAT NEITHER WE NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES PURCHASED OR SOLD BY YOU UNDER THE PLAN.

36.    To whom may I direct additional questions regarding the Plan?

        We will answer inquiries from our shareholders and interested Connecticut, Maine, Massachusetts and New York State residents in connection with the Plan. Written inquiries should be directed to Energy East Corporation, Attention: Shareholder Services, P.O. Box 3200, Ithaca, New York 14852-3200. You may also make telephone inquiries by using the following toll-free telephone number which is available on regular business days between 8:00 A.M. and 4:30 P.M. Eastern Time: 1-800-225-5643.

APPLICATION OF PROCEEDS

        Unless shares of Additional Common Stock are purchased directly from us, we will receive no proceeds from the offering of Additional Common Stock through the Plan. To the extent that any shares of Additional Common Stock are purchased directly from us, we intend to use the proceeds from the issuance of such shares for general corporate purposes.

DESCRIPTION OF COMMON STOCK

        The following statements with respect to our Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share, are summaries of certain provisions of our Restated Certificate of Incorporation, as amended ("Charter") setting forth the designations, preferences, privileges and voting powers of such stock and their restrictions or qualifications. The statements are summaries and we refer you to the Charter for the full provisions.

        General. Our Charter provides that, to the extent permitted by the Business Corporation Law of the State of New York and our Charter, our Board of Directors is authorized, at any time or from time to time, to establish and designate one or more series of our Preferred Stock and to fix the number of shares and the relative rights, preferences and limitations of each such series.

        Dividends. Subject to any prior rights of our Preferred Stock, if any should become outstanding, dividends on our Common Stock will be paid if, when and as determined by our Board of Directors from time to time out of funds legally available for that purpose.

        Voting Rights. Holders of our Common Stock are entitled to one vote for each share held by them on all matters submitted to our stockholders and are entitled to cumulative voting in the election of directors. Our Charter provides for the adoption of a plan of merger or consolidation by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast. Our Charter and By-Laws require the affirmative vote of the stockholders entitled to cast two-thirds of the votes entitled to be cast in order for stockholders to alter, amend, repeal, or adopt any provision inconsistent with, certain specified provisions of our By-Laws. Our Board of Directors is divided into three classes serving staggered three year terms.

        Liquidation. In the event of any liquidation, dissolution or winding up, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of our Preferred Stock shall be entitled under the provisions of any series of our Preferred Stock established by the Board of Directors, the holders of our Common Stock will be entitled, to the exclusion of the holders of our Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of ours available for distribution.

        Preemptive and Other Rights. The holders of our capital stock are not entitled to any preemptive rights to subscribe for or purchase any part of any issue, sale or offering of any shares of ours of any class or series, now or hereafter authorized, or of any options, warrants or rights to subscribe for or purchase any such shares, or of any securities convertible into, exchangeable for, or carrying options, warrants or rights to subscribe for or purchase, any such shares regardless of whether such issue, sale or offering is for cash, property, services or otherwise. Our Common Stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions. The shares of our Common Stock to be issued in connection with the Plan when issued will be fully paid and non-assessable.

        Listing. Our Common Stock is listed on the New York Stock Exchange.

        Transfer Agent and Registrar. The Transfer Agent and Registrar for our Common Stock is Mellon Investor Services, P.O. Box 3315, South Hackensack, New Jersey 07606-1915.

EXPERTS

        The consolidated financial statements of Energy East incorporated in this prospectus by reference to Energy East's Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINION

        The validity of the Common Stock issued hereby will be passed upon for us by Huber Lawrence & Abell, New York, New York. As of October 11, 2002, members of Huber Lawrence & Abell owned 6,128 shares of our Common Stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, we may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in our best interests, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to us. In a nonderivative action or threatened action, the BCL provides that we may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in our best interests.

        Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

        The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

        Our By-Laws provide that to the extent not prohibited by law, we shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate (i) is or was our director or officer or (ii) is or was serving any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at our request.

        Our By-Laws also provide, among other things, that:

          (1)   no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

          (2)   the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

          (3)   we may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of ours, or who is serving, or is about to serve, at our request, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

        We have insurance policies indemnifying our directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

    No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any State in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Energy East
Corporation

Common Stock

($.01 Par Value)

Dividend Reinvestment
and
Stock Purchase Plan
PROSPECTUS
Dated November 1, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Expenses in connection with the issuance and distribution of the securities being registered are as follows:

SEC registration fee	$5,648
Accounting services	$20,000
Printing expenses	$40,000
Legal fees and expenses	$50,000
Miscellaneous	$4,413

Total	$120,000

        All of the above, except the SEC registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

        The Business Corporation Law of the State of New York provides that if a derivative action is brought against a director or officer, Energy East may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in Energy East's best interests, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to Energy East. In a non-derivative action or threatened action, the Business Corporation Law provides that Energy East may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of Energy East.

        Under the Business Corporation Law, a director or officer who is successful, either in a derivative or non-derivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the Business Corporation Law are met. The indemnification provisions of the Business Corporation Law are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, whether authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

        The above is a general summary of certain provisions of the Business Corporation Law and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the Business Corporation Law.

        Energy East's By-Laws provide that to the extent not prohibited by law, Energy East shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or interstate, (i) is or was a director or officer of Energy East or (ii) is or was serving any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at Energy East's request.

        Energy East's By-Laws also provide, among other things, that:

          (1)   no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

          (2)   the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

          (3)   Energy East may, with the approval of its Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of Energy East, or who is serving, or is about to serve, at the request of Energy East, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

        Energy East has insurance policies indemnifying its directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

Item 16. Exhibits

        See Exhibit Index.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 14, 2003.

ENERGY EAST CORPORATION
By:	/s/ TARAS G. BORKOWSKY Taras G. Borkowsky Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 14, 2003.

Signature	Title

Principal Executive Officer:
* Wesley W. von Schack	Chairman and Director
Principal Financial Officer:
* Kenneth M. Jasinski	Executive Vice President and Chief Financial Officer
Principal Accounting Officer:
* Robert E. Rude	Vice President and Controller
Directors:
* Richard Aurelio	Director

* James A. Carrigg	Director
* Joseph J. Castiglia	Director
* Lois B. DeFleur	Director
* G. Jean Howard	Director
* David M. Jagger	Director
* Ben E. Lynch	Director
* Peter J. Moynihan	Director
* Walter G. Rich	Director
/s/ TARAS G. BORKOWSKY Taras G. Borkowsky	As attorney-in-fact for the officers and directors marked by an asterisk

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4-1	Restated Certificate of Incorporation of Energy East Corporation pursuant to Section 807 of the Business Corporation Law filed in the Office of the Secretary of State of the State of New York on April 23, 1998.	Filed as Exhibit 4-1 to Post-Effective Amendment No. 1 to Registration No. 033-54155 and incorporated herein by reference.
4-2	Certificate of Amendment of the Certificate of Incorporation of Energy East Corporation filed in the Office of the Secretary of State of the State of New York on April 26, 1999.	Filed as Exhibit 3-3 to the Company's 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference—File 1-14766.
4-3	By-Laws of Energy East Corporation, as amended April 12, 2001.	Filed as Exhibit 3-4 to the Company's 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference—File 1-14766.
5	Opinion of Huber Lawrence & Abell with respect to the legality of the securities registered hereunder.	Filed herewith.
23-1	Consent of PricewaterhouseCoopers LLP.	Filed herewith.
23-2	Consent of Huber Lawrence & Abell.	Included in opinion filed as Exhibit 5.
24-1	Powers of Attorney of Directors and Officers.	Filed herewith.
24-2	Power of Attorney of Energy East Corporation.	Filed herewith.

QuickLinks

CALCULATION OF REGISTRATION FEE
PART I ENERGY EAST CORPORATION PROSPECTUS SUPPLEMENT DATED , 2003 TO THE ENERGY EAST CORPORATION DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN PROSPECTUS DATED NOVEMBER 1, 2002
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
WHERE YOU CAN FIND MORE INFORMATION
ENERGY EAST CORPORATION
RECENT AMENDMENTS TO THE PLAN
DESCRIPTION OF THE PLAN
APPLICATION OF PROCEEDS
DESCRIPTION OF COMMON STOCK
EXPERTS
LEGAL OPINION
INDEMNIFICATION OF DIRECTORS AND OFFICERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX